TERMINATION AGREEMENT

            This Termination Agreement (this "Agreement") dated for reference purposes only as of October 3, 2002, is made by and between SKS/FBOP ASSOCIATES, LLC, a California limited liability company ("Landlord") POINT WEST CAPITAL CORPORATION, a Delaware corporation ("Tenant"), and. MYCFO, Inc., a Delaware corporation ("Subtenant").

R E C I T A L S:

            A. Landlord and Tenant previously entered into that certain Office Lease dated as of May 26, 1999 (the "Lease") for certain premises (the "Premises") consisting of approximately 6,150 square feet commonly known as Suite 250 on the second (2nd) floor of the building ("Building") located at 1700 Montgomery Street, San Francisco, California, as more particularly described in the Lease.

            B. Tenant subleases a portion of the Premises to Subtenant in accordance with that certain sublease dated March 23, 2001 (the "Sublease"). Landlord granted its consent to the Sublease pursuant to that certain Sublease Consent and Agreement dated as of May 2001 by and between Landlord, Tenant and Subtenant (the "Sublease Consent").

            C. The term of the Lease commenced on June 1, 1999 and is scheduled to expire on May 31, 2004.

            D. Tenant desires to terminate the Lease and any other rights or interests Tenant may have in the Premises prior to the scheduled expiration date of the Lease, and Landlord and Tenant are willing to agree to such early termination upon the terms and conditions set forth below.

            E. Tenant desires to terminate the Sublease and any other rights or interests Subtenant may have in the Sublease Premises pursuant to the Sublease prior to the scheduled expiration date of the Sublease, and Tenant and Subtenant are willing to agree to such early termination upon the terms and conditions set forth below.

            NOW, THEREFORE, in consideration of the respective promises and covenants of the parties hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

            1. Definitions. All capitalized terms not otherwise defined herein shall have the same meaning as in the Lease.

            2. Lease Termination. Landlord and Tenant hereby agree that the Lease shall terminate as of October 15, 2002 (the "Termination Date"). From and after the Termination Date, Tenant and Landlord shall have no further rights, obligations or claims with respect to each other arising under the Lease, except that the parties shall remain liable for all obligations (a) accruing prior to the Termination Date, (b) which by their terms expressly survive the termination of the Lease, and (c) which arise under this Agreement. Tenant hereby agrees that, effective as of the date of this Agreement, any and all options granted to Tenant under the Lease to extend the term of the Lease and any rights of first refusal or first offer granted to Tenant under the Lease shall be of no further force or effect. Landlord and Tenant represent that, as of the date hereof, neither has any knowledge of any default under the Lease by the other nor any event or circumstance which, with the passage of time, would result in a default under the Lease.

            3.             Sublease Termination. Tenant and Subtenant hereby agree that the Sublease shall terminate as of the Termination Date. From and after the Termination Date, Tenant and Subtenant shall have no further rights, obligations or claims with respect to each other arising under the Sublease after the Termination Date. Subtenant and Tenant represent that, as of the date hereof, neither has any knowledge of any default under the Sublease by the other nor any event or circumstance which, with the passage of time, would result in a default under the Sublease.

            4.             Surrender. On or before the Termination Date, Tenant shall remove all of its personal property, including, without limitation, furniture, equipment and product inventory, and shall vacate and surrender the Premises to Landlord in a clean and orderly condition, to Landlord's satisfaction, and otherwise in the condition required under Paragraph 9 of the Lease. Tenant shall reimburse Landlord for the cost of removing any personal property or debris left in the Premises by Tenant within ten (10) days after receipt of an invoice therefor. In addition, on the Termination Date, Subtenant shall ensure that the sublease premises subleased pursuant to the Sublease is in the condition required under the Sublease.

            5.             Termination Fee. In consideration for the termination of the Lease and/or to compensate Landlord for the losses and damages it will suffer as a result of such termination, Tenant shall pay to Landlord, as additional rent, the sum of Eighty-Seven Thousand Nine Hundred Eighty-Seven and 50/100 Dollars ($87,987.50) (the "Termination Fee"). The Termination Fee shall be paid by Tenant as follows: (a) concurrently with Tenant's execution and delivery of this Agreement to Landlord, Tenant shall deliver to Landlord Sixty-Eight Thousand Dollars ($68,000.00) by certified or cashier's check, and (b) upon the Termination Date, Landlord shall be entitled to retain Tenant's Security Deposit in the amount of Nineteen Thousand Nine Hundred Eighty-Seven and 50/100 Dollars ($19,987.50); provided, however, if Tenant fails to surrender the Premises on or before the Termination Date in the condition required hereunder or fails to keep and perform any of the other required terms, covenants and conditions of the Lease, Landlord shall have the right to apply the entire Security Deposit or so much thereof as may be necessary to compensate Landlord for the costs of restoring the Premises to the condition required hereunder, or any other loss or damage sustained or suffered by Landlord due to such breach on the part of Tenant, and Tenant shall no longer be entitled to a credit against the Termination Fee for the portion so applied. If, therefore, Landlord applies all or a portion of the Security Deposit as set forth above, Tenant shall deliver to Landlord a certified or cashier's check in the amount so applied within five (5) days after notice thereof.

            6.             Sublease Security Deposit. Tenant has not transferred to Landlord all or any portion of the security deposit held by Tenant in connection with the Sublease, and Landlord has no liability with respect to such security deposit.

            7.             Representations, Warranties, and Covenants of Tenant. Tenant represents, warrants, and covenants to Landlord that:

                            (a) Tenant shall fully and faithfully perform through the Termination Date all obligations required to be performed by Tenant under the Lease.

                            (b) On or prior to the Termination Date, Tenant shall terminate, effective as of the Termination Date, all contracts and agreements to which Tenant is a party and which concern the Premises.

                            (c) Tenant shall vacate and surrender the Premises in accordance with the provisions of the Lease and this Agreement on or before the Termination Date.

                            (d) Tenant has not previously assigned, sublet, transferred or conveyed any portion of its interest in the Lease, except pursuant to the Sublease, or assigned or transferred any claim, demand, obligation, liability, action or cause of action arising out of or under the Lease, and Tenant further covenants not to do so prior to the Termination Date.

                            (e) All rights of Tenant to possess or occupy the Premises are and shall be terminated as of the Termination Date, and Tenant covenants to surrender the Premises to Landlord free of any rights of occupancy created or granted by Tenant.

                            (f) Nothing has been or will be done or suffered whereby any alterations, decorations, installations, additions or improvements in and to the Premises or any part thereof, have been or will be encumbered in any way whatsoever, and that Tenant owns and will have good right to surrender the same.

                        (g) Tenant did not use, manufacture, store, or dispose of any hazardous or controlled substances or wastes which are regulated by any state, local or federal laws or ordinances on the Premises and to the best of Tenant’s knowledge, no such hazardous or controlled substances or wastes have been spilled or otherwise disposed of on the Premises during the term of the Lease.

                        (h) Tenant has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, suffered the filing of any involuntary petition in bankruptcy, suffered the appointment of a receiver, or admitted in writing its inability to pay its debts as they become due.

            8.         Holdover. If Tenant fails to vacate and surrender the Premises in the condition required herein on the Termination Date in accordance with the provisions of this Agreement, Tenant shall be deemed a holdover tenant pursuant to Paragraph 21 of the Lease. Tenant shall protect, indemnify, defend and hold Landlord harmless from and against all claims, loss, damages, causes of action, liability, costs or expenses (including, without limitation, reasonable attorneys' fees) arising from or in connection with or caused by Tenant's failure to surrender the Premises in the condition required herein on to the Termination Date, including, without limitation, any claims by succeeding tenants.

            9.         Contingency Regarding Payments. In the event any covenant, assignment, payment of money, transfer of property rights or granting of any release or other benefit by Tenant is held to be fraudulent, preferential or otherwise voidable or recoverable in whole or in part for any reason whatsoever under the United States Bankruptcy Code or any other federal or state law (a "Voidable Transfer") and Landlord is required to repay or restore any such Voidable Transfer or the amount or value thereof, then all liability of Tenant under the Lease and any other agreement between Tenant and Landlord for all losses, damages, costs and expenses of Landlord shall automatically be revived, reinstated and restored and shall exist as if this Agreement had not been entered into, except that the termination of Tenant's right to possession of the Premises shall remain in full force and effect as of the Termination Date. This Section 9 shall expressly survive termination of the Lease.

            10. Miscellaneous.

            (a) Authority. Each party represents that it has full power and authority to enter into this Agreement; the execution, delivery and performance of this Agreement by such party have been duly and validly authorized by all necessary action on the part of such party and all required consents and approvals have been duly obtained; and the person or persons executing this Agreement on behalf of the applicable party are authorized to do so.

            (b) Time of the Essence. Time is of the essence of each and every obligation arising under this Agreement.

            (c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

            (d) Survival. The covenants, representations and warranties, releases, and indemnification obligations of Tenant under this Agreement, and any obligations of Tenant under the Lease which by their terms expressly survive termination, shall survive the termination of the Lease.

            (e) Governing Laws. This Agreement shall be construed under and shall be governed by the laws of the State of California.

            (f)         Construction and Enforceability. This Agreement is the product of negotiations between the parties and shall not be construed strictly for or against either party. If any provision of this Agreement shall be held to be invalid or unenforceable, it shall be adjusted rather than voided, if possible, in order to give effect to the intent of the parties, and all other provisions of this Agreement shall continue in full force and effect to the extent permitted by law.

            (g) Attorneys' Fees. If either party to this Agreement shall bring any action for any relief against the other, declaratory or otherwise, arising out of this Agreement, the losing party shall pay to the prevailing party a reasonable sum for attorneys' fees and costs incurred in connection with such suit, including appeals. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such judgment.

            (h) Interest. Any portion of the Termination Fee not paid when due shall bear interest at the Interest Rate specified in Paragraph 3(c) of the Lease.

            (i)         Further Assurances. Landlord and Tenant agree without further consideration to execute and deliver such other documents and to take such other action as may be necessary to consummate the purposes of this Agreement.

            (j)         Notices. All notices, demands or other communications given pursuant to this Agreement shall be in writing and shall be deemed given if given in the manner specified in Paragraph 25(k) of the Lease; provided, however, Tenant's address for notices after the Termination Date shall be: _________________________________________________.

            (k) Entire Agreement. This Agreement sets forth the entire understanding of the parties in connection with the subject matter hereof. Neither of the parties hereto has made any statement, representation or warranty in connection herewith except those expressly set forth herein, which has been relied upon by the parties hereto or which has acted as inducement for the parties to enter into this Agreement.

[Signatures follow on next page.]

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

TENANT:
POINT WEST CAPITAL CORPORATION,
a Delaware corporation

By: John Ward Rotter
/s/ John Ward Rotter

Title: CEO

LANLORD:
SKS/FBOP ASSOCIATES, LLC,
a Delaware limited liability company

By Cisco SKS LLC, a Delaware limited liability company, Its Member

By SKS Investments, LLC, a Delaware limited liability company, its Managing Member

By: Paul Stein
/s/ Paul Stein

Title: Member

SUBTENANT:
MYCFO, Inc., a Delaware
a Delaware corporation

By: Steve Debenham
/s/ Steve Debenham

Title: SVP

By: James Carbo

James Carbo
Managing Director